Exhibit 4.36

THIS AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”) is made and entered into on May 5, 2014, by and among:

(1)             AMBOW EDUCATION HOLDING LTD. (in provisional liquidation), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) acting by its joint provisional liquidators Edward Middleton, Wing Sze Tiffany Wong and Kris Beighton who were appointed to the Company by the Grand Court of the Cayman Islands on June 7, 2014 (the “JPLs”); and

(2)             SUMMITVIEW INVESTMENT FUND I, L.P., a Cayman Islands exempted limited partnership (the “Fund”; the Company and the Fund being referred to herein as the “Parties”).

WHEREAS:

(A)            On April 28, 2013, the Company and Summitview Investment Limited, a business company incorporated with limited liability in the British Virgin Islands (“Summitview”); (the Company and Summitview being referred to herein as the “Original Parties”), entered in to a share purchase agreement (the “Original SPA”), pursuant to which the Company agreed to issue to Summitview, and Summitview agreed to purchase from the Company, 36,668,009 Shares (as defined in the Original SPA), for aggregate consideration of USD25,000,000. Subsequently, the Original SPA was amended and supplemented by the Original Parties and the Fund on May 24, 2013, pursuant to which, among other things, the rights and obligations of Summitview under the Original SPA were assigned in their entirety to the Fund, and on May 31, 2013, the Company and the Fund entered into a Supplementary Agreement to the amended Original SPA (as amended and supplemented to date, the “Amended SPA”; the Amended SPA, as further amended by this Amendment being referred to herein as the “Further Amended SPA”), pursuant to which, among other things, the commitments under Section 2.1 of the Original SPA were amended to provide for the purchase and sale of a total of 30,801,128 Shares for total consideration of USD21,000,000. In this Amendment, unless otherwise defined or the context otherwise requires, all capitalised terms shall have the meanings ascribed to them in the Amended SPA.

(B)            In connection with the Amended SPA, Ambow Education (Hong Kong) Limited received USD5,000,000 and Beijing Ambow Online Software Co., Ltd, received RMB30,667,500 (equivalent to c. USD5,000,000) from or for the benefit of the Fund (collectively, the “Funded Consideration”) as partial payment of the consideration required to be paid for the Shares to be issued pursuant to the Amended SPA, and the Company has issued 30,801,128 Shares fully paid as to par value to the Fund (the “Fully Paid Shares”) as recognized in the undated but executed Unanimous Written Resolution of Directors of the Company (the “Director’s Share Resolution”).

(C)              Pursuant to Section 13.1 of the Amended SPA, the Parties agree to amend several terms under the Amended SPA on and subject to the terms and conditions of this Amendment.

NOW, THEREFORE, THE PARTIES AGREE as follows:

1.             Notwithstanding anything in the Amended SPA, including Section 2 thereof:

1.1          For the purposes of this Amendment only, the Parties acknowledge and agree that the Funded Consideration was intended, and was applied, to the par value of the Fully Paid Shares pursuant to clause 1.5(c) of the Director’s Share Resolution and each Party acknowledges and agrees that the Fully Paid Shares were issued as fully paid non-assessable Shares.

1.2          The Company’s obligations to the Fund to issue and sell Shares, and the Fund’s obligations to the Company to pay for and purchase Shares, in relation to the Original SPA and / or any subsequent amendment thereto (including the Amended SPA, the Further Amended SPA and this Amendment) shall be deemed satisfied in full by the Fund’s prior payments to Ambow Education (Hong Kong) Limited and Beijing Ambow Online Software Co., Ltd (referred to in Recital B above), on behalf of the Company, of the Funded Consideration of c. USD10,000,000 (of which the Company hereby acknowledges receipt in full) and the prior issuance to the Fund of the Fully Paid Shares (of which the Fund hereby acknowledges receipt in full).

1.3          The Fund hereby surrenders, for no consideration and free and clear of all encumbrances, to the Company, and the Company hereby accepts, 16,133,925 Shares out of the Fully Paid Shares previously issued to the Fund under the Amended SPA (the “Surrendered Shares”) and the Fund hereby acknowledges and agrees, on behalf of itself and its affiliates, that (a) the Fund holds no share capital of the Company other than the 14,667,203 Fully Paid Shares retained by the Fund (the “Retained Shares”) and the Fund has no claim against the Surrendered Shares, and (b) the Surrendered Shares shall be treated as cancelled by the Company at its sole discretion without any reduction in the amount of the Company’s authorised share capital or any claim or other encumbrance in relation to the Original SPA and / or any subsequent amendment thereto (including the Amended SPA or this Amendment).

1.4          Upon due execution of this Amendment and surrender of the Surrendered Shares as contemplated herein, the Fund will own the Retained Shares free and clear of all encumbrances from the Company and have no obligation to pay further consideration for the purchase of the Retained Shares or the Surrendered Shares pursuant to the Original SPA and / or any subsequent amendment thereto (including the Amended SPA, the Further Amended SPA and this Amendment).

1.5          The Fund acknowledges and agrees, on behalf of itself and its affiliates, that the surrender of the Surrendered Shares will not entitle the Fund to receive or purchase additional Shares in relation to the Original SPA and / or any subsequent amendment thereto (including the Amended SPA, the Further Amended SPA and this Amendment). The Fund acknowledges and agrees, on behalf of itself and its affiliates, that no portion of the Funded Consideration shall be deemed indebtedness owed by the Company or its affiliates (or if for any reason any amount is so characterized, any such indebtedness shall be deemed to have been fully paid and satisfied by the issuance and receipt and retention of the Retained Shares).

1.6          The Parties acknowledge that Ma Huiguo, PRC resident and limited partner in the Fund, has made three loans in total to Beijing Ambow Online Software Co., Ltd and Beijing Ambow Shengying Education and Technology Co., Ltd„ being direct or indirect subsidiaries of the Company, such loans having an aggregate principal totaling RMB 15,000,000 (the “RMB Loans”). The Parties acknowledge and agree that nothing in this Amendment will alter or affect the rights and obligations of the parties to the RMB Loans, which for purposes of this Amendment shall remain in full force and effect in accordance with their existing terms, nor shall the RMB Loans be taken into account in determining the amount of the Funded Consideration that has been paid by the Fund pursuant to the Amended SPA, or the number of Shares to which the Fund is entitled after giving effect to this Amendment. Apart from the RMB Loans, the Fund confirms that none of it, no investor in the Fund, nor any other person in whom the Fund holds an interest, in each case, holds any debt issued by the Company or persons associated therewith.

2.             The Fund acknowledges and agrees, on behalf of itself and its affiliates, that (a) the Retained Shares represent less than 10% of the share capital of the Company (including outstanding Class B Ordinary Shares) (b) with respect to Section 8.7 (Pre-emptive Rights) of the Original SPA (including as reflected in the Amended SPA and Further Amended SPA), (i) consent is hereby given by the Fund and the Fund hereby waives any pre-emption rights in its favour set forth in the Original SPA, in respect of any proposed issuance of Equity Securities (as defined in the Original SPA) connected to the reorganization, restructuring and/or refinancing of one or more of the Company and/or its affiliates to which sanction is given by the Grand Court of the Cayman Islands, (ii) no notice is required to be given by the Company (or any other party) to the Fund in respect to such Section 8.7(b), (iii) such Section 8.7 does not apply, and (iv) the Company is not obliged to seek the consent of the Fund for any actions contemplated by such Section 8.7, and (c) with respect to Section 8.8 (Protective Provision) of the Original SPA (including as reflected in the Amended SPA and Further Amended SPA), (i) consent is hereby given with respect to any and all documents (as well as all actions contemplated thereby, or otherwise taken in furtherance thereof) to which sanction is given by the Grand Court of the Cayman Islands in relation to the reorganization, restructuring and/or refinancing of one or more of the Company and its affiliates, (ii) no claim exists with respect to such Section 8.8 (or if any such claim does exist, each such claim is hereby waived in full), (iii) such Section 8.8 does not apply, and (iv) the Company is not obliged to seek the consent of the Fund for the actions contemplated by such Section 8.8. Each of the Fund and the Company acknowledges and agrees that the foregoing provisions of this clause 2 (of this Amendment) apply only with respect to any reorganization, restructuring and/or refinancing of one or more of the Company and/or its affiliates to which sanction is given by the Grand Court of the Cayman Islands (including any issuance of debt or Equity Securities (as defined in the Original SPA) issued in connection with such reorganization, restructuring and/or refinancing, as well as any subsequent issuance upon conversion of such debt or Equity Securities so sanctioned) and each of Section 8.7 and 8.8 of the Original SPA (including as reflected in the Amended SPA and Further Amended SPA) shall otherwise apply pursuant to their respective terms. Notwithstanding anything to the contrary, Section 8.6 (Reporting Status) of the of the Original SPA (including as reflected in the Amended SPA and Further Amended SPA) shall be deemed deleted ab initio and not applicable at any time and no claim shall exist with respect to such Section at any time.

3.             The Fund hereby undertakes that it will comply with any and all requests of the Company to ensure that the Register of Members of the Company is updated immediately upon due execution of this Amendment in order to reflect the surrender by the Fund of the Surrendered Shares and the retention by the Fund of the Retained Shares.

4.             The Parties to this Agreement hereby acknowledge and agree that (a) the JPLs act as agents of the Company and shall incur no personal liability from acting in the capacity of agents or otherwise, nor shall any claim arise against any of them and (b) the JPLs and their employers, employees, solicitors, advisers, values, agents partners or representatives do not have any personal liability of any kind under, or by virtue of, this Agreement, nor in relation to any related matter or claim, whether in contract, tort or restitution or by reference to any other remedy or right, in any jurisdiction or forum in respect of any of the transactions contemplated in this Agreement.

5.             This Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or email, each of which shall be deemed an original, but all of which, signed and taken together, shall constitute one document.

6.             THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES APPLICABLE TO CONTRACTS TO BE FORMED WHOLLY WITHIN SUCH JURISDICTION, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.

7.             The Parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules. The place of arbitration shall be in Hong Kong. The language of arbitration shall be English.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above,

AMBOW EDUCATION HOLDING LTD. (in provisional liquidation)

By:
as joint provisional liquidator for and on behalf of Ambow Education Holding Ltd, (in provisional liquidation) as agent and without personal liability.

SUMMITVIEW CAPITAL GENERAL PARTNER I LIMITED
As the General Partner and on behalf of
SUMMITVIEW INVESTMENT FUND I, L.P.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above,

AMBOW EDUCATION HOLDING LTD. (in provisional liquidation)

By:
as joint provisional liquidator for and on behalf of Ambow Education Holding Ltd, (in provisional liquidation) as agent and without personal liability.

SUMMITVIEW CAPITAL GENERAL PARTNER I LIMITED
As the General Partner and on behalf of
SUMMITVIEW INVESTMENT FUND I, L.P.

By:	/s/ Jian-Yue Pan
Name: Jian-Yue Pan
Title: Director